December 2007 Pricing Sheet dated December 5, 2007 relating to Preliminary Pricing Supplement No. 434 dated November 19, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Commodities
Trigger PLUS due December 12, 2011
Based on the Performance of a Basket Composed of Ten Commodities
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – DECEMBER 5, 2007
Issuer:	Morgan Stanley
Aggregate principal amount:	$5,000,000
Maturity date:	December 12, 2011
Original issue price:	$1,000 per Trigger PLUS
Stated principal amount:	$1,000 per Trigger PLUS
Pricing date:	December 5, 2007
Original issue date:	December 12 , 2007 (5 business days after the pricing date)
Interest:	None
Underlying basket:	Basket Commodity	Basket Weight	Initial Commodity Price	Basket Commodity	Basket Weight	Initial Commodity Price
	Copper-Grade A (“copper”)	12.5%	$6,551.00	Primary Nickel (“nickel”)	10.0%	$25,600.00
	Soybean-CBOT (“soybeans”)	12.5%	1,099.50¢	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	10.0%	$87.49
	Sugar #11 (World)-NYBOT (“sugar”)	12.5%	9.85¢	Gold	7.5%	$793.00
	High Grade Primary Aluminum (“aluminum”)	10.0%	$2,403.50	Platinum	7.5%	$1,468.00
	Natural gas	10.0%	$7.185	Wheat-CBOT (“wheat”)	7.5%	885.00¢
Payment at maturity per Trigger PLUS:
If the basket percent increase is greater than 0%:
$1,000 + ($1,000 x leverage factor x basket percent increase)
If the basket performance factor is less than or equal to 100% but greater than 75%:
$1,000
If the basket performance factor is less than or equal to 75%:
$1,000 x basket performance factor
This amount will be less than or equal to $750 per Trigger PLUS.

Leverage factor:	110%.
Basket percent increase:
The sum of the products of (i) the final average basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price for such basket commodity times (ii) the basket weight for such basket commodity.

Basket performance factor:
The sum of the products of (i) the final average basket commodity price for each basket commodity divided by the initial basket commodity price for such basket commodity times (ii) the basket weight for such basket commodity.

Basket commodity price:
The basket commodity price on any date will equal:
aluminum, copper and nickel:  the official cash offer price per metric ton (stated in U.S. dollars)
gold and platinum:  the official afternoon fixing price per troy ounce (stated in U.S. dollars)
WTI crude oil:  the official settlement price per barrel (stated in U.S. dollars)
natural gas:  the official settlement price per one million British thermal units (stated in U.S. dollars)
soybeans and wheat:  the official settlement price per bushel (stated in U.S. cents)
sugar: the official settlement price per pound (stated in U.S. cents)

Initial basket commodity price:	For each basket commodity, the related basket commodity price on the pricing date.
Final average basket commodity price:
The final average basket commodity price for each basket commodity will be the arithmetic average of the prices for such basket commodity on each trading day during the period from and including November 7, 2011 through and including December 6, 2011 on which there is no market disruption event with respect to such basket commodity, which we refer to as the averaging dates.

Maximum payment at maturity:	There will be no maximum payment at maturity on the Trigger PLUS.
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	617446Y60
Agent:	Morgan Stanley & Co. Incorporated

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)	Proceeds to Company
Per Trigger PLUS:	$1,000	$20	$980
Total:	$5,000,000	$100,000	$4,900,000
(1)    For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLELMENT DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.
Preliminary Pricing Supplement No. 434 dated November 19, 2007
Amendment No. 1 to the Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.